EXHIBIT 5.6

[ON LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE, PLLC]

March 8, 2010

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re: Senior Subordinated Note Guarantee by Gro Tec, Inc.

Ladies and Gentlemen:

Description of Representation

We have acted as special Georgia counsel to Gro Tec, Inc. (the “Company”), solely for the purpose of rendering an opinion in connection with the Registration Statement on Form S-3, File No. 333-161663, filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2009 (the “Registration Statement”), and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated February 25, 2010, filed with the Commission under its Rule 424(b) (together, the “Prospectus”) filed by Central Garden & Pet Company (“Central”), as issuer and certain guarantors, including the Company, relating to: (i) the issuance by Central of $400,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Notes.

The Notes will be issued under and pursuant to the base indenture, to be dated as of March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors and Wells Fargo Bank, National Association, as trustee (together, with the Base Indenture, the “Indenture”).

Materials Examined

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of the following documents all of which have been delivered or made available to you:

a. The Articles of Incorporation of the Company, as amended, as certified by the Secretary of the Company (the “Articles of Incorporation”);

b. The Bylaws of the Company, as amended, as certified by the Secretary of the Company (the “Bylaws”);

Central Garden & Pet Company
March 8, 2010

c. A Secretary’s Certificate, dated as of the date hereof, certifying, among other matters, as to the incumbency of certain officers of the Company;

d. A Certificate of Existence relating to the Company, issued by the Secretary of State of the State of Georgia dated March 5, 2010 (the “Certificate of Existence”);

e. Resolutions of the Board of Directors of the Company, dated as of February 24, 2010, certified by the Secretary of the Company;

f. The Indenture;

g. The First Supplemental Indenture;

h. The Guarantee of the Company; and

i. Such other documents, records, certificates and instruments of public officials and certificates of officers or other representatives of the Company as we have deemed necessary or appropriate for purposes of rendering the opinions set forth below.

The documents described in (g) and (h) are referred to herein as the “Transaction Documents.”

Opinions

Based on the foregoing, having regard for legal considerations which we deem relevant, and subject to the further assumptions, limitations and qualifications set forth below, it is our opinion that:

1. The Company is a corporation in existence under the laws of the State of Georgia.

2. The execution and delivery by the Company of the First Supplemental Indenture and the performance of its obligations thereunder have been authorized by all necessary corporate action on the part of the Company, and the First Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the law of Georgia) by the Company.

3. The execution and delivery by the Company of the Guarantee and the performance of its obligations thereunder have been authorized by all necessary corporate action on the part of the Company, and the Guarantee has been duly executed and delivered (to the extent such delivery is governed by the law of Georgia) by the Company.

Assumptions, Qualifications and Exceptions

In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity

Central Garden & Pet Company
March 8, 2010

of the originals of such copies, and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) as of the date hereof as to factual matters of the information, representations, warranties and statements contained in the records, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based. In rendering the opinions set forth above, we have assumed that all parties (other than the Company) had, have or will have all requisite power and authority to execute and deliver the Transaction Documents, and all other agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such parties (other than the Company) of the Transaction Documents, and all such other agreements, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based, and the validity, binding effect and enforceability thereof against such parties (other than the Company) in accordance with their respective terms. As to all facts material to the opinion expressed herein, we have relied solely upon (without independent investigation or verification) statements and representations and warranties of officers and other representatives of the Company, public officials and others.

Certain Limitations and Qualifications

Whenever a statement herein is qualified by the phrase “to our knowledge,” such phrase indicates only that, during the course of our representation of the Company in connection with the transactions contemplated by the Transaction Documents, and all other agreements, documents, instruments and certificates that are the subject of this opinion or on which this opinion is based, no information that would give us actual knowledge of the inaccuracy of such statement has come to our attention. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

In giving the opinion expressed in paragraph 1 above with respect to the good standing of the Company, we have relied solely on the Certificate of Existence.

This opinion is limited to the laws of the state of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Georgia and judicial decisions to the extent they deal with any of the foregoing), as in effect on the date hereof. We do not express any opinion as to any other law.

Use of Opinion

This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws

Central Garden & Pet Company
March 8, 2010

and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Commission.

Very truly yours,

/s/ Womble Carlyle Sandridge Rice, PLCC

LKW

TCF